Exhibit 10.1

Summary Information
Employee: A. John Knapp, Jr.
Location: corporate
Date of Grant: October 3, 2005
ESOP: 1998
Exercise Price: $2.89/Share
Expiration: October 3, 2012, 12:00 a.m.
Total # Shares subject to grant: 120,000
Vesting:
10,000 Shares vest on October 31, 2005 (provided that Knapp is employed on that date)
10,000 Shares vest on November 30, 2005 (provided that Knapp is employed on that date)
10,000 Shares vest on December 31, 2005 (provided that Knapp is employed on that date)
10,000 Shares vest on January 31, 2006 (provided that Knapp is employed on that date)
10,000 Shares vest on February 28, 2006 (provided that Knapp is employed on that date)
10,000 Shares vest on March 31, 2006 (provided that Knapp is employed on that date)
10,000 Shares vest on April 30, 2006 (provided that Knapp is employed on that date)
10,000 Shares vest on May 31, 2006 (provided that Knapp is employed on that date)
10,000 Shares vest on June 30, 2006 (provided that Knapp is employed on that date)
10,000 Shares vest on July 31, 2006 (provided that Knapp is employed on that date)
10,000 Shares vest on August 31, 2006 (provided that Knapp is employed on that date)
10,000 Shares vest on September 30, 2006 (provided that Knapp is employed on that date)
In the event that Mr. Knapp’s employment terminates prior to the last day of a month during the above period, a pro-rated number of shares shall vest for that month.

STOCK OPTION AGREEMENT

This AGREEMENT is made and effective this 3rd day of October, 2005 (the “Date of Grant”), between ICO, Inc., a Texas corporation (the “Company”), and (“Employee”), an employee of Company or one of its subsidiaries.

To carry out the purposes of ICO, Inc.’s 1998 STOCK OPTION PLAN, (the “Plan”), by affording Employee the opportunity to purchase shares of the common stock of the Company (“Shares”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:

1. Grant of Option. The Company hereby grants to Employee the right to purchase all or any part of an aggregate of 120,000 Shares (such right to purchase 120,000 Shares at the purchase price set forth in paragraph 2 below being referred to herein as this “Option”), on the terms and conditions set forth herein and in the Plan, as such Plan may be amended or supplemented from time to time, and which Plan is incorporated herein by reference as a part of this Agreement, and subject to the conditional vesting described below. This Option shall not be treated as an incentive stock option within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Purchase Price. The purchase price of the Shares that may be purchased by Employee pursuant to the exercise of this Option shall be $2.89 per Share, which has been determined to be not less than the fair market value of the Shares on the Date of Grant of this Option. For the purpose of this Agreement, the “fair market value” of the Shares shall be determined in accordance with the definition of “fair market value” contained in the Plan.

3. Exercise of Option / Vesting Schedule. This Option shall vest and may be exercised, in whole or part, according to the schedule described below.

This Option may be exercised in whole or part, by written notice to the Company at its principal executive office addressed to the attention of its General Counsel, at any time and from time to time after the Date of Grant hereof, provided that the Option or portion thereof has vested and may be purchased in accordance with the following schedule:

Vesting Date	Number of Shares That Vest and May Be Purchased
October 31, 2005	10,000 Shares*
November 30, 2005	10,000 Shares*
December 31, 2005	10,000 Shares*
January 31, 2006 February 28, 2006	10,000 Shares* 10,000 Shares*
March 31, 2006	10,000 Shares*
April 30, 2006	10,000 Shares*
May 31, 2006	10,000 Shares*
June 30, 2006	10,000 Shares*
July 31, 2006	10,000 Shares*
August 31, 2006	10,000 Shares*
September 30, 2006	10,000 Shares*

*Vesting is conditioned upon Employee continuing to be employed during the month prior to and including the referenced Vesting Date. In the event that Employee’s employment terminates prior to the Vesting Date, a pro-rated number (rounded-up for any fractional Share) of Shares shall vest during the month of termination. (For example only, if Employee’s employment terminates on December 10, 2005, only 3,226 Shares shall vest in connection with the month of December, 2005, representing 10/31 of 10,000 Shares.) Any Options to purchase Shares that have not vested as of the date of Employee’s termination of employment shall be terminated and shall not be exercisable by Employee. This Option shall not be exercisable in any event after October 2, 2012.

4. Withholding of Tax. To the extent that the exercise of this Option or the disposition of Shares acquired by exercise of this Option results in compensation income or wages to Employee for federal, state, or local tax purposes, if requested by Company, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money or Shares as the Company may require to meet its obligations under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Share remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income. Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any such withholding requirements out of any cash or Shares distributable to Employee upon such exercise.

5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee. In the event of conflict between any of the provisions in this Agreement and provisions in the Plan, the provisions of the Plan will govern.

6. Governing Law and Dispute Resolution. This Agreement and the Option granted hereunder, shall be governed by, and construed in accordance with the laws of the State of Texas, without regard to its principles of conflicts of law. Any and all controversies, claims and differences arising out of or relating to the Option granted under this Agreement which cannot be settled by good faith negotiation between the parties will be finally settled by binding arbitration brought within three (3) months of the termination of the Option, with the date of termination to be governed by the provisions of the Plan and this Agreement. The binding arbitration will be conducted in accordance with the then existing rules of the American Arbitration Association (“AAA”), by one arbitrator. In the event of any conflict between such rules and this paragraph, the provisions of this paragraph shall govern. Upon the written demand of either party, the parties shall appoint a single arbitrator acceptable to both parties. Arbitration proceedings shall be held in Houston, Texas. The decision of the arbitrator shall be final and binding upon the parties hereto, not subject to appeal, and shall deal with the questions of interest, cost of the arbitration, and all matters relevant thereto. Judgment upon the award or decision rendered by the arbitrator may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial recognition of the award or any order of enforcement thereof as the case may be.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this Agreement, to be effective as of the Date of Grant set forth above.

ICO, INC.
By: /s/ Jon C. Biro
Jon C. Biro
Chief Financial Officer

Employee
/s/ A. John Knapp, Jr.
A. John Knapp, Jr.